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Exhibit 99.1

For Immediate Release

CONTACT

Suzanne Gibbons-Neff (212) 849-2191
Tabatha Sturm  (212) 413-8036

ABOUT.COM ADDS DIRECT MARKETING BUSINESS TO PLATFORM.
ANNOUNCES ACQUISITION OF SOMBASA MEDIA.

NEW YORK, NY, MARCH 27, 2000 -- ABOUT.COM, INC. (NASDAQ:BOUT), the tenth largest Web property in the world and the Internet's leading network of comprehensive vertical sites, today announced the acquisition of privately held SOMBASA MEDIA, INC. - an innovator in personalized direct marketing technology and the operator of e-commerce newsletter BargainDog, (WWW.BARGAINDOG.COM).

As part of the About.com family of companies, Sombasa will leverage its personalized direct marketing technology across the About.com network of over 700 highly targeted, topic-specific newsletters with a current base of over 4,000,000 subscriptions. Additionally, Sombasa will continue to market its BargainDog brand of discount offers and will create new-targeted newsletters.

"This acquisition provides us with a leading engine for matching highly granular content and commerce with the highly specific needs of our customers," said Scott Kurnit, Chairman and CEO of About.com. "This deal is another great example of the leverage we're unlocking within our platform. By combining Sombasa's exacting personalization technology and our one million net links, 250,000 proprietary articles, and new services and content being generated all across the About.com network -- we will provide a superior user experience and enhance our relationships with our advertising and e-commerce partners."

"We are excited to partner with About.com," said Josh Schanker, CEO of Sombasa. "With this transaction we will provide About.com with another high-quality personalization service for its millions of members while at the same time receiving tremendous added visibility for Sombasa's current and forthcoming e-mail publications -- through the About.com platform."

About.com, which began as an information resource continues to expand, while never veering from its mission of matching interests with individuals. With each acquisition, About.com leverages its leadership in scalable human-based systems and highly targeted environments, forming a platform that spawns new business opportunities with efficiency

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and productivity unmatched by most companies operating within the information economy. The launch of the internally developed Luna Network on March 16, 2000, and the acquisitions of ExpertCentral, North Sky and Vantage Net --- demonstrate that this year About.com has made the move from efficient content network to a full-scale platform. The beneficiaries of these efforts are the more than 13 million monthly users, thousands of marketing partners and hundreds of advertisers About.com serves on a regular basis.

The Sombasa Media acquisition will be accounted for as a purchase. It will be an all-stock transaction, with current Sombasa Media stockholders receiving approximately 400,000 unregistered shares of About.com common stock. In addition, About.com is assuming the Sombasa Media option plan. Other financial terms were not disclosed.

About About.com

Launched in April of '97, New York City based About.com is the only address on the Web where visitors can find over 700 separate sites - each one managed by a professional Guide. Each topic-specific site provides a comprehensive customer experience including the Internet's best link directories, original content, community features and commerce opportunities.

With over 50,000 topics covered and a million links, About.com has become one of the Internet's most popular Web properties for news, information and entertainment. To date the About.com network has 25,000 affiliates and has acquired several companies that complement the About.com mission of matching interests with individuals. For more information on the company visit WWW.ABOUT.COM.

About Sombasa Media

Sombasa Media, founded in April 1999 in Boston, Massachusetts is an online marketing company empowering e-commerce through its individualized e-mail publications. Its flagship BargainDog product provides online advertisers the opportunity to reach more than half a million subscribers who have opted-in to receive sale notifications. Through its proprietary e-mail technology and its distinct merchandising methodology, Sombasa transforms retailers' marketing materials into valuable e-commerce content that is both anticipated and welcomed by consumers. Sombasa is privately funded by the Boston-based venture group Common Angels. For more information on the company visit WWW.SOMBASA.COM.

         This news release contains forward-looking statements that involve risks and uncertainties regarding About.com. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include the company's limited operating history, history of losses and anticipation of continued losses, potential volatility of quarterly operating results, and other risks that are contained in About.com's

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reports and documents filed from time to time with the Securities and Exchange
Commission.